Exhibit 99.1

AdvancePCS Reports Record Fourth

Fiscal Quarter and Fiscal Year Earnings

Increases Guidance for Fiscal 2004

For Immediate Release

IRVING, Texas, May 6, 2003 — AdvancePCS (Nasdaq: ADVP), the nation’s leading health improvement company, today reported record earnings for its fourth fiscal quarter and fiscal year ended March 31, 2003. AdvancePCS generated earnings of $45.9 million and earnings per diluted share of $0.48, compared to earnings of $35.0 million and earnings per diluted share of $0.34 for the fourth quarter of fiscal 2002. The fourth quarter results produced 31 percent and 41 percent growth rates, respectively, in earnings and earnings per diluted share on a year-over-year basis.

For the fiscal year ended March 31, 2003, the company reported earnings and earnings per diluted share (before extraordinary loss) of $169.9 million and $1.72, respectively. These results compare to earnings and earnings per diluted share (before extraordinary loss) of $121.0 million and $1.23, respectively, for fiscal 2002. The full year results produced 40 percent growth rates in earnings and earnings per share (before extraordinary loss) on a year-over-year basis. In connection with early bank debt repayments the company recorded an extraordinary, non-cash charge net of tax in the amount of $1.5 million in 2003 and $5.3 million in 2002.

“We have closed fiscal 2003 with another strong quarter, delivering earnings per diluted share significantly above the earnings estimates we set forth at this time last year,” said David D. Halbert, AdvancePCS chairman, president and CEO. “We grew our earnings as our clients saved money with increased generic dispensing rates, increased mail pharmacy penetration and improved manufacturer contracting during this fiscal year.

“Given the strong results for the fiscal year, the completion of the fiscal 2004 budget process and the opportunities we see in front of us, we are increasing our previously established guidance of $2.05 to $2.13 per share to $2.10 to $2.15 per share,” said Halbert.

The company generated EBITDA of $100.0 million for the fourth fiscal quarter, versus $79.0 million during the same period last year, representing a 27 percent growth rate. For fiscal 2003, the company generated EBITDA of $371.4 million, compared with EBITDA of $300.4 million for fiscal 2002, representing an increase of 24 percent. EBITDA per adjusted claim, calculated as EBITDA for the period divided by adjusted claims for the period, reached a record $0.74 in the most recent quarter, versus $0.61 during the same period last year, up 21 percent.

The company’s strong performance generated cash provided by operating activities of $77.6 million during the quarter, versus $23.0 million in the fourth quarter of the prior year. For fiscal

2003, the company generated cash provided by operating activities of $268.6 million, versus $143.3 in fiscal 2002, up 87 percent.

“We are especially pleased with the strong EBITDA and cash flows we have generated this year, which were a direct result of our dedication to delivering value to our clients through innovative, client-centric programs that we have developed to help them manage their total health care costs,” Halbert added.

For the March 2003 quarter, diluted weighted average shares outstanding were 96.1 million, compared to 102.5 million shares in the fourth quarter of the prior year. As of March 31, 2003, the company had repurchased 5.5 million shares of its stock at a cost of $111.5 million under its previously announced $150 million share repurchase program. During fiscal year 2003, the company reduced its debt outstanding by $52.8 million.

Operations

The company’s specialty pharmacy business grew rapidly in this past quarter. Specialty pharmacy revenues reached $88.8 million, or more than $355 million on an annualized basis, during the quarter ended March 31, 2003. These revenues compare to an annualized rate of $132 million for the same quarter of the prior year, representing an increase of 169 percent on a year-over-year basis. On a sequential basis, specialty pharmacy revenues grew 29 percent versus the quarter ended Dec. 31, 2002.

Newly acquired Accordant has been successful in its ongoing sales process. Accordant recently signed a contract to provide its unique disease management services to a new customer that represents approximately 500,000 members. Accordant has developed and implemented its proprietary disease management programs in 15 high-cost, niche disease states, including hemophilia, multiple sclerosis, cystic fibrosis, rheumatoid arthritis, seizure disorders, and Gaucher disease. Accordant recently received full accreditation from the National Committee for Quality Assurance for all 15 of its disease management programs, more than any other organization in the U.S.

TheraCom has continued to grow its product and service portfolio. TheraCom signed an agreement with and began providing services to Roche Pharmaceuticals Inc. surrounding its Pegasys®(R) (peginterferon alfa-2a) product for the treatment of hepatitis C. TheraCom is assisting Roche with patient compliance management and reimbursement services. As well, the company is distributing the Pegasys product through its specialty pharmacy in Richardson, Texas.

Recently, TheraCom expanded its relationship with Genzyme Corp. and was awarded contracts to be a preferred distributor for Genzyme’s newly approved drugs Fabrazyme® and Aldurazyme®, both enzyme replacement therapies. TheraCom’s new agreements with Genzyme are full-service, with TheraCom providing distribution to institutions, physician offices or the home care setting, reimbursement support for physicians and patients, direct billing to insurers, nursing coordination and information management

In March, AdvancePCS announced it had acquired Priority Healthcare’s 49 percent minority interest in the AdvancePriority SpecialtyRx joint venture, and the companies reached an agreement under which Priority Healthcare is continuing to provide select specialty pharmacy therapies to patients of AdvancePCS SpecialtyRx. AdvancePCS is in the process of relocating the joint venture operations to its specialty pharmacy in Richardson, Texas. That transition is expected to be complete in the next few months.

“We are very pleased with both the opportunities and results we are seeing from the positioning of our newly formed Medical Management Group,” Halbert said. “With much of the growth in our clients’ total health care costs being driven by these complex, chronic, progressive disease states, our unique ability to help our clients access these drugs and then manage the costs associated with these diseases provides yet another win-win situation for us and our clients.”

The company’s mail service pharmacy operations performed solidly this quarter, with mail claims up 26 percent versus the fourth quarter of the prior year. On a sequential basis, as expected, mail claims held flat versus the December quarter, with the growth in mail penetration from existing and new clients filling the gap from the loss of a few mail customers on Jan. 1, 2003. The company remains comfortable with guidance of more than 20 percent growth annually, on a volumetric basis, for its mail service business.

“We continue to focus our energies on consulting with our customers to help them achieve maximum value from AdvancePCS’ broad suite of services,” Halbert said. “As we continue to grow our mail and medical management businesses and increase generic dispensing rates, we are providing increased savings, safety and service, while growing our profitability, in full alignment with our clients.”

In addition, the company has continued its success in securing new clients during the first quarter of fiscal 2004. Last week, the company signed a contract with a new customer, CoreSource, Inc., a Lake Forest, Ill-based third-party administrator. The transition of accounts will commence this month.

Recent Publications

In its most recent Health Improvement Report, AdvancePCS documented the safety benefits it delivers to members through its proprietary technology and clinical competencies. AdvancePCS’ sophisticated information systems helped avoid nearly 2.9 million adverse drug interactions in one year by instantly alerting pharmacists to potentially harmful or deadly prescribing situations online. Of critical note, 1.1 million reversals were based on potential drug interactions involving prescriptions filled at different chain pharmacies. These numbers are significant because they represent therapeutic changes that would not have occurred without AdvancePCS’ review of a patient’s active prescriptions filled at all provider pharmacies.

Separately, a study released by Brandeis University during the quarter demonstrated that AdvancePCS’ value extends to helping those who have the most difficulty in accessing lower-cost pharmaceuticals, the uninsured. The study showed that discount card programs by AdvancePCS and other pharmacy benefit managers offer significant savings to uninsured seniors who are paying the highest prices for their prescriptions. The study documented that the overall average discounted price for prescriptions purchased using a discount card was 15 percent, or $10 for each prescription filled. The AdvancePCS RxSavings Plan provides consumers with discounts on all prescription medications, with overall program savings averaging 20 percent.

“These studies further evidence our success in helping our customers and members address the challenges created by the increasing utilization and cost of prescription drugs,” said Halbert.

“We are proud of our company’s role in offering a private sector solution to rising drug expenditures.”

The company recently published and distributed the AdvancePCS Client Principles, a reaffirmation of five business standards that have guided the company’s conduct and relationship with its clients for many years. The document outlining these five business principles – Clinical Integrity; Cost Efficacy; Choice; Rebate Ownership and Aligned Interests – was adopted by the company’s board of directors and distributed at the company’s annual client conference.

“The formal adoption and publication of the AdvancePCS Client Principles demonstrates our strong commitment to operate the business according to the expectations of our clients and the public,” Halbert said. “This commitment begins with our board of directors and extends to every employee.”

Finally, the Office of Inspector General (OIG) of the Department of Health and Human Services recently announced its final Compliance Program Guidance for Pharmaceutical Manufacturers. Among many other topics, the document provides guidance to the relationships between pharmaceutical manufacturers and pharmacy benefit managers, and how such relationships should be structured to comply with the federal anti-kickback statute and its safe harbors.

AdvancePCS is comfortable with the clarification offered in the final form of the OIG Compliance Guidance. The company believes that this commentary provides further substantiation of the PBM industry’s role in the nation’s health care system and is consistent with the business principles upon which AdvancePCS has been built to drive improved patient access to clinically appropriate medical care, appropriate utilization of pharmaceutical products, increased competition, and reduced health care costs overall. AdvancePCS believes these new guidelines support its existing practices.

About AdvancePCS

AdvancePCS (www.advancepcs.com) is the nation’s largest independent provider of health improvement services, touching the lives of more than 75 million health plan members and managing approximately $28 billion in annual prescription drug spending. AdvancePCS offers health plans a wide range of health improvement products and services designed to improve the quality of care delivered to health plan members and manage costs.

The company’s capabilities include integrated mail service and retail pharmacy networks, innovative clinical services, customized disease management programs, specialty pharmacy, outcomes research, information management, prescription drug services for the uninsured, and online health information for consumers. AdvancePCS clients include Blue Cross and Blue Shield organizations, insurance companies and HMOs, Fortune 500 employers, Taft-Hartley groups, third-party administrators, state and local governments, and other health plan sponsors.

AdvancePCS is a Fortune 500 company, ranked number 148 on the list, up from number 265 last year. AdvancePCS also is ranked by Fortune magazine as the 9th fastest growing U.S. company in terms of profits over the past five years. AdvancePCS earned the number two spot on the Barron’s 500 list of best performing companies and is included on the Forbes Platinum 400 list of best big companies.

Conference Call Information

As previously announced, AdvancePCS will hold an investor conference call at 8:30 a.m. CDT on Wednesday, May 7, 2003, to review the financial results and discuss the general operations of the company. The call will be broadcast live through the Internet and can be accessed at www.streetevents.com or on the investor relations section of the AdvancePCS Web site at www.advancepcs.com. The webcast will be archived and available for replay. A telephone replay of the conference call will be available beginning at noon CDT on May 7 by dialing 1-888-203-1112, confirmation code 485018.

Forward-Looking Statements

Any statements included in this press release that are not historical facts and that concern predictions of economic performance and management’s plans and objectives constitute forward-looking statements under the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. We do not undertake any obligation to provide updates to such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to:

•	Risks associated with competition in our industry, including client retention, the ability to consummate contracts with new clients and pricing and margin pressures from competitors and client demands;

•	Risks related to our relationships with pharmaceutical manufacturers or a change in pricing, discounts or other practices of these manufacturers;

•	Risks related to compliance with governmental legislation and regulations, including compliance with any changes in the interpretations of existing laws and regulations and the passage of new legislation or regulations;

•	Risks related to our ability to develop, market and sell new products, services and technologies;

•	Risks associated with adverse results in litigation or other liability claims asserted against us, including professional liability claims in excess of our insurance coverage and challenges to our business practices;

•	Risks related to maintaining our pharmacy network affiliations;

•	Risks associated with managing and integrating past and future acquisitions;

•	Risks associated with maintaining and managing our growth;

•	Risks associated with the general changes in the health care industry, including increases in health care costs, changes in drug utilization and the introduction rates of new drugs;

•	Risks associated with our ability or inability to attract and retain qualified personnel;

•	Risk associated with general economic and business conditions, including exposure to clients’ credit risks; and

•	Risks associated with our debt obligations, including compliance with covenants contained in our credit agreements.

Although we believe that our forward-looking statements are based upon reasonable assumptions, we can give no assurance that these forward-looking statements will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Except as required by law, we are under no duty to update any of the forward-looking statements after the date of this report to conform such statements to actual results.

# # #

Contacts:	Investors
Leslie Simmons
Senior Vice President, Corporate Communications
469-524-7970

Media
Dale Thomas
Manager, Public Relations
480-614-7212

Condensed Statement of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended Mar. 31,		Year Ended Mar. 31,
	2003	2002	2003	2002
Revenues(1)	$3,989,218	$3,438,872	$15,540,499	$13,107,290
Cost of revenues(1)	3,835,336	3,317,840	14,984,851	12,655,699
Selling, general and administrative	67,411	51,979	231,245	189,320
Non-recurring charges	—	—	—	1,760

Operating income	86,471	69,053	324,403	260,511
Interest expense (net of income)	9,133	10,205	38,572	57,579
Loss from joint venture	1,526	1,040	5,036	2,871

Income before taxes	75,812	57,808	280,795	200,061
Provision for income taxes	29,945	22,834	110,914	79,015

Net income before extraordinary loss	45,867	34,974	169,881	121,046
Extraordinary loss on early retirement of debt, net of taxes	—	—	1,491	5,315

Net income	$45,867	$34,974	$168,390	$115,731

Net income per share before extraordinary loss(2):
Diluted	$0.48	$0.34	$1.72	$1.23
Basic	$0.51	$0.38	$1.86	$1.43

Net income per share(2):
Diluted	$0.48	$0.34	$1.71	$1.18
Basic	$0.51	$0.38	$1.85	$1.37

Weighted average shares outstanding(2):
Diluted	96,128	102,462	98,508	98,338
Basic	89,756	92,840	91,094	84,432

Supplemental Data

(Unaudited)

(in thousands)

	Three Months Ended Mar. 31		Year Ended Mar. 31
	2003	2002	2003	2002
EBITDA(3):
Operating Income	$86,471	$69,053	$324,403	$260,511
Add:
Depreciation & amortization	13,532	9,987	47,001	38,161
Non-recurring charges	—	—	—	1,760

EBITDA	$100,003	$79,040	$371,404	$300,432

Current income taxes	(29,945)	(22,834)	(110,914)	(79,015)
Interest expense (net of income)	(9,133)	(10,205)	(38,572)	(57,579)
Undistributed loss from JV	(1,526)	(1,040)	(5,036)	(2,871)
Extraordinary loss, net of taxes	—	—	(1,491)	(5,315)
Other adjustments to reconcile net income to net cash provided by operating activities	18,246	(21,985)	53,212	(12,365)

Net cash provided by operating Activities	$77,645	$22,976	$268,603	$143,287

Pharmacy network claims processed	123,277	119,969	487,804	456,314

Mail pharmacy prescriptions filled	4,046	3,220	15,425	11,042

Revenues (%)
Data Services	78.8	81.8	80.1	84.0
Mail Services	16.5	13.7	15.5	11.8
Clinical and Other	4.7	4.5	4.4	4.2

Condensed Balance Sheet Data

(Unaudited)

(in thousands)

	Mar. 31, 2003	Mar. 31, 2002
Cash	$111,247	$139,145
Accounts receivable, net	1,627,931	1,225,929
Inventories	99,429	65,336
Property & equipment, net	151,200	121,277
Goodwill and intangible assets, net	1,629,320	1,571,966
Other assets	93,617	100,311

Total assets	3,712,744	3,223,964

Claims and accounts payable	2,005,306	1,557,909
Accrued expenses	107,048	117,910
Long-term debt, including current portion	448,011	500,786
Other liabilities	181,905	170,099

Total liabilities	2,742,270	2,346,704

Stockholders’ equity	970,474	877,260

Total liabilities & stockholders’ equity	$3,712,744	$3,223,964

Long-term debt, including current portion, consisted of the following:
Senior notes	$187,825	$200,000
Asset securitization facility and other	260,186	150,000
Term B bank debt	—	150,786

	$448,011	$500,786

Condensed Cash Flow Statement

(Unaudited)

(in thousands)

	Year Ended
	Mar. 31, 2003	Mar. 31, 2002
Cash flows from operating activities:
Net income	$168,390	$115,731
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,001	38,161
Other	53,212	(10,605)

Net cash provided by operating activities	268,603	143,287

Cash flows from investing activities:
Purchase of property and equipment	(69,339)	(51,112)
Acquisition, net of cash acquired, and JV Investment, and other	(78,060)	(13,349)

Net cash used in investing activities	(147,399)	(64,461)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	17,170	306,636
Purchase of Class A Common Stock – Treasury Stock	(111,468)	—
Proceeds from long-term obligations	3,212,210	368,000
Payments on long-term obligations	(3,265,359)	(722,834)
Other	(1,655)	(1,531)

Net cash used in financing activities	(149,102)	(49,729)

Net (decrease) increase in cash	(27,898)	29,097

Cash and cash equivalents, beginning of period	139,145	110,048

Cash and cash equivalents, end of period	$111,247	$139,145

Notes:

(1)	During the fourth quarter of fiscal 2003, we adopted EITF 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor.” The EITF is effective for contracts entered into or modified after December 31, 2002. The Company is still considering whether to adopt the EITF prospectively or retrospectively, both of which are permitted. The effect of the adoption would have no effect on gross profit, operating income, net income, earnings per share or cash flow but would result in an equal reduction of revenues and cost of revenues. If adopted retrospectively, it is currently estimated that the reduction in revenues would be less than 10% of reported fiscal 2003 revenues.

(2)	Financial and share information contained throughout this press release has been retroactively adjusted to reflect the impact of a two-for-one stock split in October 2001.

(3)	EBITDA is earnings before net interest expense, taxes, depreciation and amortization and excludes nonrecurring expenses. EBITDA is a supplemental measure used to evaluate a company’s ability to incur and service indebtedness and capacity for making capital expenditures. EBITDA does not represent funds available for discretionary use and should not be considered as an alternative to net income or cash flow from operating activities measured under GAAP or as a measure of liquidity. In addition, our calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. We believe that net cash provided by operating activities is the most directly comparable financial measure calculated and presented in accordance with GAAP. We have reconciled EBITDA to net cash provided by operating activities above.